EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Announces Early Repayment of the 2007 Term Loan
Houston, Texas – January 6, 2012, Cheniere Energy, Inc. (“Cheniere”) (NYSE Amex: LNG) announced today that its indirect wholly owned subsidiary, Cheniere Subsidiary Holdings, LLC, has repaid in full the entire outstanding principal balance of $298.0 million plus accrued and unpaid interest payable under the 2007 Term Loan due May 31, 2012 (“Term Loan”). Cheniere used a portion of the net proceeds received from the equity offering transacted in December 2011 to repay the Term Loan. The aggregate repayment amount was $298.2 million, including the outstanding principal amount and accrued interest through January 5, 2012.
The repayment of the Term Loan reduces the outstanding debt maturities of Cheniere due in 2012 to $204.5 million, releases the subordinated units of Cheniere Energy Partners, L.P. held as collateral for the Term Loan and results in the reduction of future interest obligations of $11.6 million that would have otherwise been payable through the Term Loan maturity. Cheniere’s total outstanding indebtedness, excluding indebtedness of Cheniere Energy Partners, L.P. and its subsidiaries, has been reduced to $486.8 million.

Cheniere is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere has initiated a project to add liquefaction services that would transform the Sabine Pass LNG terminal into a bi-directional facility capable of liquefying natural gas and exporting LNG in addition to importing and regasifying foreign-sourced LNG. As currently contemplated, the liquefaction project would be designed and permitted for up to four LNG trains, each with a nominal production capacity of approximately 4.5 million metric tons per annum.

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere’s business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere’s LNG terminal and pipeline businesses, including liquefaction services. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

Contacts:
Investor: Christina Burke (713) 375-5104
Media: Diane Haggard (713) 375-5259